Exhibit 10.30

A COPY OF THIS AGREEMENT MUST BE CARRIED IN THE

AIRCRAFT WHILE IT IS BEING OPERATED HEREUNDER.

AIRCRAFT ADMINISTRATIVE AND FLIGHT SERVICES AGREEMENT

THIS AIRCRAFT ADMINISTRATIVE AND FLIGHT SERVICES AGREEMENT (this “Agreement”) is made as of March 18, 2008 between ROSEMONT PROJECT MANAGEMENT, L.L.C., a Delaware limited liability company (the “Owner”), and THE MARMON GROUP LLC, a Delaware limited liability company (f/k/a The Marmon Group, Inc., the “Provider”).

WITNESSETH:

WHEREAS, Owner owns the aircraft described on Schedule A, as such Schedule may be amended from time to time by Owner to update engine information or to substitute a new aircraft for the current aircraft, and including all components and accessories appurtenant to, installed in, or attached to, the airframe, of such aircraft, including the avionics and engines, together with all loose equipment associated therewith and all available manuals, maintenance records, and airframe and engine log books (collectively, the “Aircraft”);

WHEREAS, Provider is experienced in the management and operation of aircraft and employs pilots and other personnel who are trained and qualified to provide such services, including appropriate flight crew personnel (the “Flight Crew”); and

WHEREAS, Owner desires to engage Provider to provide aircraft management services, maintenance and other aviation and aviation support services with respect to the Aircraft, and Provider desires to provide such services to Owner, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Engagement of Provider.

a.	Scope of Services. Owner hereby engages Provider to provide, and Provider hereby agrees to provide to and on behalf of Owner, the following services (collectively, the “Services”) to support Owner’s maintenance and operation of the Aircraft for flights operated by Owner (“Flights”) pursuant to Part 91 of the U.S. Federal Aviation Regulations (“FAR”), as issued or amended by the Federal Aviation Administration (the “FAA”):

i.	Employ, train, and supervise the Flight Crew who are assigned to the Aircraft in accordance with Section 3;

ii.	Perform or cause to be performed maintenance and related service and support functions in accordance with Section 5;

iii.	Obtain and coordinate Aircraft and other insurance in accordance with Section 10;

iv.	Act as a liaison to the FAA and other applicable governmental entities and monitor compliance with applicable statutes, rules and regulations enacted or enforced by such entities;

v.	Secure, maintain and provide hangar, office and shop facilities at Midway Airport, in Chicago, Illinois (the “Aircraft Base of Operations”), and at other airport locations as agreed by the parties;

vi.	Provide recordkeeping, reporting, budgeting, payment of Aircraft related invoices and expenses, and other administrative services as set forth herein;

vii.	Perform scheduling and dispatch services for the Aircraft and the Flight Crew and secure all required authority for the operation of the Aircraft;

viii	Provide travel support services, as set forth in Section 6 herein; and

viii.	Consult with Owner and, upon request, provide advice and management supervision concerning the operation, maintenance and administration of the Aircraft.

b. Standards of Operations. Owner and Provider agree that the Aircraft shall at all times be operated and maintained with due and reasonable care in accordance with applicable insurance policies and in compliance with all applicable government regulations, Owner’s and Provider’s internal policies and procedures, and other laws, rules, and regulations pertaining to the Aircraft. Provider and Owner agree that the Aircraft shall be used only as specified in the Aircraft’s Flight Manual (or equivalent documents) and other technical materials governing operation and maintenance of the Aircraft. Provider and Owner further agree not to operate or locate the Aircraft, or suffer the Aircraft to be operated or located, in any area or excluded from coverage by any insurance required by the terms of this Agreement.

2.	Terms of Agreement.

a.	Term. This Agreement shall become effective as of March 18, 2008 and shall continue in effect until March 18, 2010, unless Owner delivers to Provider at least 30 days prior written notice of termination of this Agreement or the Agreement is otherwise terminated in accordance with Section 2(b) or Section 11(c) hereof. The period of time during which this Agreement remains in effect shall be referred to as the “Term.”

b.	Termination for Material Breach. In the event of any of the following, this Agreement may be terminated immediately by the non-breaching party:

i.	failure by either party to make payments due hereunder within 15 days after the due date, which failure is not cured within 10 days after written notice has been delivered to the defaulting party;

ii.	breach by either party of any material term of this Agreement, which breach is not cured within 15 days after receipt of written notice of such breach (unless diligent efforts are being made to correct such breach, in which case such cure period may be extended by the non-breaching party in its discretion for an addition 15-day period); provided, however, that in the event of a violation of any FAR, Owner may terminate this Agreement immediately;

iii.	operation of the Aircraft when there is a lapse of insurance coverage required by this Agreement; or

iv.	either party makes a general assignment for the benefit of creditors, or is decreed insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commences a voluntary proceeding seeking liquidation, reorganization or other such relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of their respective assets.

c.	Accounting after Termination. Within 30 days after the termination of this Agreement, the parties shall agree on a full accounting and shall settle all accounts between them.

d.	Redelivery of Aircraft and Records. Upon termination of this Agreement, Provider shall redeliver the Aircraft, along with all Aircraft-specific books and records to Owner.

3.	Qualification, Training, and Scheduling of Flight Crew.

a.	Selection. Provider will provide appropriate qualified pilots and other flight and maintenance personnel, each of whom shall be reasonably satisfactory to Owner, to assist and support Owner’s maintenance and operation of the Aircraft. The Flight Crew shall be appropriately trained, certified, and rated as required by the applicable government regulations and insurance policies, and shall meet such additional requirements for employment as Provider, Owner or the U.S. Government may, from time to time, establish. It is agreed that the term “qualified pilot” shall be deemed to refer to an individual who meets the following minimum requirements:

i.	holds a valid Airline Transport Pilot’s Certificate with appropriate category, class and type ratings for the Aircraft;

ii.	holds a current first class medical certificate in accordance with FAR §61.23(a)(1);

iii.	is current with respect to FAR Part 61, to conduct operations under FAR Part 91;

iv.	is familiar with Provider’s written policies and procedures;

v.	has satisfactorily completed a recommended or approved ground and flight training course for the Aircraft;

vi.	is approved as a pilot with respect to the Aircraft insurance coverage; and

vii.	is approved as a pilot under the Aircraft Manual.

b.	Removal of Flight Crew. Owner shall have the right, in its sole discretion and at any time, to request the removal of any member of any Flight Crew. Upon such request, Provider shall promptly designate a replacement, subject to the prior approval of Owner. Provider shall not remove Flight Crew without Owner’s prior approval, unless such Flight Crew’s removal is reasonably required to ensure that the Aircraft is operated safely and in compliance with applicable insurance policies, law and regulation.

b.	Flight Crew Agreement. Owner shall enter into a Flight Crew Agreement in the form attached as Schedule B hereof with each Flight Crew provided to Owner pursuant to this Section 3.

c.	Training. On behalf of Owner, Provider will arrange applicable training for the Flight Crew, which training shall meet or exceed the requirements of applicable insurance policies, government regulations, and such additional standards as may be required by Owner. For pilots, such training shall include:

i.	initial aircraft qualification if required;

ii.	annual, Aircraft-specific, recurrent training;

iii.	pilot-in-command qualification (if applicable);

iv.	annual policies and procedures recurrent training;

v.	emergency situations training; and

vi.	professional qualifications enhancement training, as appropriate, such as cockpit resource management (CRM), international operations, and cabin medical safety.

Owner will bear all costs of Flight Crew training specifically related to the make, model or specification of the Aircraft. Provider will bear all costs of Flight Crew training that is not specifically related to the make, model or specification of the Aircraft; provided that if Owner owns an aircraft that is the same airplane make and model as the Aircraft, then such costs will be allocated equitably between Owner and Provider.

d.	Employment of Flight Crew. At all times, the Flight Crew shall remain employees of Provider and all compensation payable to the Flight Crew shall be the sole responsibility of Provider. Notwithstanding Provider’s employment of the Flight Crew but subject to Section 4(c), it is expressly agreed that the Flight Crew shall be, and shall be advised that they are, under the exclusive direction and control of Owner during all Flights.

e.	Non-Exclusive Use. Provider reserves the right to assign and schedule Flight Crew to operate and maintain aircraft other than, and in addition to, Owner’s Aircraft, including aircraft operated by Provider for its own use, provided that assignment and scheduling of such Flight Crew does not (i) materially decrease or delay the availability to Owner of Flight Crew for Owner’s Flights, or (ii) result in any material additional expense to Owner.

f.	Substitute Flight Crew. If Flight Crew are unable to support a requested flight due to such circumstances as sickness, training, vacation, personal emergency, or crew duty limits, Provider will use commercially reasonable efforts to (i) supply substitute personnel meeting the standards set forth in this Agreement (“Substitute Flight Crew”), and (ii) inform Owner in advance of the assignment of Substitute Flight Crew.

g.	Post Termination Hiring of Flight Crew. Provider acknowledges that nothing in this Agreement, or any other Agreement between Owner and Provider or Provider and Flight Crew prohibits or penalizes in any way Owner or Flight Crew for Owner’s direct employment of Flight Crew following termination of this Agreement. Owner and Provider agree that during the Term of this Agreement, Owner shall not directly employ any Flight Crew for use in connection with the Aircraft.

4.	Operational Control of Flights.

a.

Control by Owner. During all phases of flight conducted with the Aircraft, Owner shall retain and have operational control of the Aircraft and exclusive possession, command, and control of its Aircraft. Except with regard to decisions made by the pilot-in-command as necessitated by safety considerations described in Section 4(c) or governmental restrictions or regulations, Owner shall determine when the Aircraft shall be operated, where it shall be operated, and the passengers and/or cargo which shall be carried. Owner acknowledges and understands that, for all Flights, Owner has responsibility for the operational control of the Aircraft and Owner is responsible for compliance with the FAR. “Operational Control” includes, but is not limited to, command and control and, except as noted in Section 4(c), exclusive control over:

i.	all members of the Flight Crew during any flight;

ii.	determinations regarding whether any particular Flight may be safely operated;

iii.	initiation and termination of all Flights;

iv.	directions to Flight Crew members regarding the conduct of Flights; and

v.	dispatch or release of flights.

b.	Compliance Assistance. In assisting Owner in Owner’s flight operations, Provider shall ensure that all of the services it provides, including all actions taken and services provided by the Flight Crew, will be in compliance with all applicable foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified person or entity and to the businesses and assets thereof (including, without limitation, the FAR), flight manuals and related guidance material, mandatory service bulletins issued or supplied by the manufacturer, and insurance requirements. Owner and Provider acknowledge that all Flights shall be operated in accordance with the approved limitations of the Aircraft and under the provisions of Part 91 of the FAR and may carry only such passengers, baggage, and cargo that is not contrary to the provisions of Part 91 of the FAR.

c.	Flight Safety. In accordance with the applicable FAR, the members of the Flight Crew will exercise their respective duties and responsibilities regarding the safety of each Flight conducted hereunder. The parties specifically agree that the pilot-in-command may terminate any Flight, refuse to commence any Flight, or take any other action that, in his/her sole discretion, is necessitated by consideration of safety, without incurring any liability for loss, injury, damage or delay.

5.	Aircraft Maintenance.

a.

Responsibility for Maintenance. Provider, on behalf of Owner and at Owner’s expense, will maintain or arrange for the Aircraft to be maintained in an airworthy condition and in compliance with FAR Part 91, all applicable airworthiness directives, mandatory service bulletins, all applicable Aircraft manufacturers’ warranties, and shall enroll the Aircraft in and keep in effect the applicable engine manufacturer’s service plan or other such FAA-approved maintenance program under Part 91 of the FAR, providing such program is acceptable to Owner. Provider shall be solely responsible for securing maintenance, preventative maintenance and required or otherwise necessary inspections on the Aircraft. Maintenance provided hereunder shall include, but not be limited to performance of all required inspections, repairs, modifications, maintenance, preventative maintenance, pre-flight maintenance, fueling, internal cleaning, external cleaning, hangaring during such maintenance and overhaul work (collectively, “Maintenance”). All Maintenance when completed shall be sufficient to maintain the airworthiness certification of the Aircraft at all times and to ensure the condition of the Aircraft complies with all applicable laws, government regulations, insurance requirements, aircraft manuals, and applicable inspection programs, manufacturer warranties, and additionally, as may be requested by Owner. All repairs, alterations, modifications, additions, and improvements to the Aircraft so made shall become part of the Aircraft and shall be subject to this Agreement.

b.	Maintenance Records. Provider will maintain or cause to be maintained, on Owner’s behalf, accurate, complete and current logbooks and records relating to the Aircraft, including engines and systems, and Maintenance performed thereon, in accordance with the FAR and recordkeeping practices followed by reasonable and prudent businesses in the normal course of maintaining aircraft of the same type as the Aircraft. Such records shall include without limitation scheduled maintenance, repairs, modifications, scheduled inspections, functional tests, and overhauls performed and records relating to personnel performing any and all maintenance on the Aircraft. Such records shall become part of the Aircraft and the property of Owner, shall be subject to this Agreement, and shall be available to Owner at any time upon demand.

c.	Expense Records. Provider shall maintain and keep accurate, complete, and current records relating to the calculation and payment of bills and assessments for services, supplies, and other expenses incurred in connection with the Maintenance of the Aircraft. Such records shall be available to Owner upon request and upon reasonable notification to Provider.

d.	Scheduling Maintenance. Provider will use its commercially reasonable efforts to cooperate with Owner to schedule Maintenance when convenient to Owner, however, no period of Maintenance shall be delayed or postponed for the purpose of scheduling Owner’s Flights, unless said Maintenance can (in Provider’s sole discretion) be safely conducted at a later time in compliance with all applicable laws, government regulations, insurance requirements, aircraft manuals, manufacturer warranties, and applicable inspection programs.

6.	Aircraft Scheduling and Travel Support Services.

a.	Scheduling Services. On behalf of Owner, Provider will schedule the Aircraft and Flight Crew, and provide without limitation, the following services:

i.	receive trip requests from Owner and maintain a log of each trip made, passengers carried, and time en route;

ii.	position and schedule the Flight Crew and provide supplies required by the Flight Crew for the performance of their duties;

iii.	provide information on flight and weather conditions which might affect a Flight;

iv.	arrange for any required landing permits, clearances, and ground handling for domestic and international destinations including visa, immigration, overflight services;

v.	coordinate Aircraft positioning;

vi.	arrange for catering and ground transportation for Aircraft passengers, as requested by Owner; and

vii.	accommodate other reasonable special requests made by Owner.

Unless otherwise required by law, Provider agrees to keep confidential the travel itineraries, passenger lists and related information pertaining to Owner, Owner’s passengers, the Aircraft and any Flights.

b.	Advance Notice of Schedules. Owner shall use its reasonable efforts to provide Provider with scheduling dates and times as far in advance of any given Flight as reasonably possible and, in any case, at least (i) 24 hours in advance of Owner’s planned departure, with respect to Flights within the Continental United States, and (ii) three days in advance of Owner’s planned departure, with respect to all other Flights.

c.	Scheduling Information. For each scheduled departure, Owner shall provide Provider, as early as possible, with the following information:

i.	proposed departure point;

ii.	destination;

iii.	date and time of departure;

iv.	the number of anticipated passengers;

v.	the names, nationality, and company affiliation of each anticipated passenger;

vii.	the date and time of a return flight, if any; and

viii.	any other information concerning the planned Flight that may be pertinent or reasonably requested by Provider or the Flight Crew.

7.	Record Keeping Responsibilities. Provider will maintain facilities and sufficient personnel at its Midway Airport office (and such other office as may be necessary) for recordkeeping and supervision of recordkeeping and accounting related to the Aircraft. Provider shall keep accurate, complete, and current records pertaining to the Aircraft and all Provider’s services provided in connection with the Aircraft in compliance with all FAR recordkeeping requirements, in accordance with applicable legal requirements and generally accepted accounting practices, and in accordance with such recordkeeping practices kept by reasonable and prudent businesses in the normal course of operating a flight department operating aircraft of the same type as the Aircraft. These records shall include records relating to flights conducted, pilot training and licensing, any accidents or incidents involving any of the Aircraft, and all expenses or assessments incurred and payments made in connection with the operation, maintenance, ownership, storage, supervision and management of the Aircraft. Provider agrees to supply Owner with an annual budget and monthly reports and to produce such other special reports regarding the Aircraft as may be reasonably requested by Owner. All relevant records pertaining to the performance of the Services hereunder shall be open for inspection, photocopying and audit by Owner at Provider’s office at any reasonable time throughout the Term and for the period ending two years after the termination of this Agreement. Provider agrees not to destroy or dispose of such records prior to the time when Owner’s right to inspect and audit terminates.

8.	Services Fee and Billing Procedures.

a.	Fees and Expenses. As consideration for the Services provided hereunder, Owner shall pay to Provider a fee of sixty thousand dollars ($60,000.00) per month for up to a maximum of 70 flight hours per month (the “Service Fee”). If Owner requests additional Flights after 70 flight hours have been logged for any month, Owner and Provider agree to negotiate, in good faith, a reasonable hourly rate to be paid by Owner to Provider as the Service Fee for each Flight hour in excess of 70 hours for such month. In addition to the Services Fee, Owner also shall reimburse Provider for the following costs and expenses incurred hereunder (collectively, “Direct Expenses”):

i.	costs and expenses directly incurred with respect to any Flight, including, without limitation, expenses for fuel, oil, lubricants and other additives; food, lodging, ground transportation and other travel expenses of the Flight Crew; and hangar and tie down costs away from the Aircraft Base of Operation;

ii.	costs and expenses of Aircraft-specific training for the Flight Crew provided pursuant to Section 3(c):

iii.	costs and expenses of repair and maintenance of the Aircraft undertaken pursuant to Section 5 (a); and

iv.	costs and expenses of insurance obtained and maintained specifically for the Aircraft pursuant to Section 10(b).

b.	Billing Procedure. On a monthly basis, Provider will invoice Owner for the Services Fee and for all Direct Expenses incurred each month during the Term. Upon request by Owner, Provider will provide reasonable supporting documentation for all Direct Expenses. Owner will pay Provider’s invoices in cash within 30 days after receipt hereof.

9.	Taxes. All sales, use, personal property, excise and other similar taxes and assessments, including license, registration and other fees, imposed on Owner and relating to the ownership, use and operation of the Aircraft (“Taxes”) shall be paid by Owner to the appropriate tax authority or, to the extent required by applicable law or regulation, to Provider for payment over to the appropriate tax authority. Owner shall indemnify, defend and hold harmless Provider against any liability for Taxes (including any related interest and penalties), provided, however, that Provider shall indemnify, defend and hold harmless Owner against any liability for Taxes (including any related interest and penalties) resulting from Provider’s failure to pay over to a tax authority amounts paid to Provider by Owner for such purpose.

10.	Risk of Loss, Insurance, and Indemnity.

a.	Risk of Loss. Owner shall bear the risk of loss of the Aircraft at all times during the Term, and shall have the sole right to insurance proceeds payable under hull insurance policies in the event of any loss or casualty occurrence. Owner shall not be obligated to repair or replace the Aircraft after a loss or casualty occurrence. Provider shall provide commercially reasonable assistance to Owner in filing claims and securing proceeds payable under Owner’s hull insurance policies for the Aircraft.

b.	Owner’s Insurance. Provider shall obtain and maintain during the Term, on Owner’s behalf, at Owner’s expense and naming Owner as insured, casualty and liability insurance covering the Aircraft and operation of the Aircraft for Flights, which insurance shall be of such types, in such amounts and with such coverage as are customary for entities using aircraft similar to the Aircraft for corporate travel.

i.	Such policies of insurance shall include:

(a)	all-risk hull insurance with respect to such Aircraft, against loss, theft or damage to such Aircraft, including, without limitation, extended coverage with respect to any engine or parts while removed from the Aircraft. The limits of such insurance shall be in such amount as Owner shall determine; and

(b)	comprehensive aviation liability insurance with respect to the Aircraft, including, without limitation, aircraft passenger and property damage coverage, for an amount not less than $400,000,000 combined single limit liability coverage and naming Owner, Provider, and such other persons as each party may reasonably designate as insureds.

ii.	Prior to the first operation of the Aircraft hereunder, Provider shall provide to Owner an insurance certificate reflecting the coverage required by the Agreement and a copy of the policy showing the applicable coverages.

c.	Provider’s Insurance. At all times during the Term and its own cost and expense, Provider shall maintain:

i.	worker’s compensation insurance, in such amounts and with such coverages as are customary for entities that operate or service aircraft as contemplated herein and that provides the applicable statutory benefits for all of Provider’s employees performing services pursuant to this Agreement and includes broad form all-states coverage and an endorsement that specifically provides for waivers of any subrogation, contribution or other recovery rights the insurer may acquire against Owner; and

ii.	commercial general liability insurance, excluding hangarkeeper’s liability coverage and including premises liability coverage, in the amount of $1,000,000 per occurrence, and products and completed operations coverage in the amount of $2,000,000 per occurrence and in the aggregate.

d.	All Required Insurance Policies. All insurance policies maintained in accordance with this Section 10 shall:

i.	be issued by recognized aviation insurance underwriters, reasonably acceptable to Owner;

ii.	include worldwide geographic limits, except that in the case of war, hijacking and allied perils coverage, the coverage territory shall be subject to such excluded territories as is usual in the aviation insurance industry

iii.	be primary without any right of contribution from any other insurance available to Owner or Provider;

iv.	contain a standard clause as to cross liability or severability of interests among insured parties providing that the insurance shall operate in all respects as if a separate policy had been issued covering each party insured except for limits of liability; and

v.	require that insurer provides at least 30 days’ prior notification to Provider and Owner in the event of cancellation, failure to renew, or material reduction in the coverage of the policy and shall include a breach of warranty clause.

e.	Invalidation of Aircraft Insurance. In the event that any insurance on the Aircraft required by this Section 10 is invalidated for any reason, notwithstanding any provision of this Agreement to the contrary, the Aircraft shall not be operated until such time as all such insurance is again valid and in full force and effect.

f.	Waiver of Subrogation. Each of Owner and Provider hereby waives all rights against the other and against those for whom the other is legally responsible for all losses covered by any insurance required to be maintained hereunder or by any additional insurance relating to the Aircraft and its operations, maintenance, or storage. If the insurance policies require an endorsement to provide for continued coverage where there is a waiver of subrogation, the parties will cause the policies to be so endorsed.

g.	General Indemnity. In the event that any claim is made or any suit filed against Owner, or any affiliate of Owner, or any member, officer, director or employee of Owner or an affiliate of Owner (including Owner, the “Owner Indemnified Persons”), which claim or suit relates to the possession, maintenance, condition, storage, use, or operation of the Aircraft and is based upon a transaction, incident or occurrence which transpires during the Term hereof and is attributable to a breach by Provider of its obligations hereunder or to the gross negligence or willful misconduct of Provider, then, to the extent not covered by the insurance required to be maintained hereunder, Provider shall indemnify and hold harmless the Owner Indemnified Persons against any and all costs, expenses or judgments arising out of such claim or suit (including, without limitation, reasonable attorneys’ fees and expenses). Notwithstanding any provision of this Agreement to the contrary, in no event shall Provider be liable to Owner Indemnified Persons for an amount in excess of the total fees paid to Provider under this Agreement.

In the event that any claim is made or any suit filed against Provider, or any affiliate of Provider, or any member, officer, director or employee of Provider or an affiliate of Provider (including Provider, the “Provider Indemnified Persons”), which claim or suit relates to the possession, maintenance, condition, storage, use, or operation of the Aircraft and is based upon a transaction, incident or occurrence which transpires during the Term, then, to the extent not covered by the insurance required to be maintained hereunder (and/or any other insurance carried by Provider), Owner shall indemnify and hold harmless the Provider Indemnified Persons against any and all costs, expenses or judgments arising out of such claim or suit (including, without limitation, reasonable attorneys’ fees and expenses), unless such transaction, incident or occurrence is attributable to a breach by Provider of its obligations hereunder or to the gross negligence or willful misconduct of Provider, or, if for any reason any of the insurance required to be obtained and/or maintained by Provider hereunder is not so obtained and/or maintained, such claim or suit would have been covered by such insurance had it been maintained.

h.	Exculpation of Liability and Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT: (i) THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED; (ii) ANY RIGHT TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THIS SECTION 10; AND (iii) ANY RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 10, EACH PARTY WAIVES ANY RIGHT TO RECOVER FROM THE OTHER PARTY ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF REVENUE, PROFIT, BUSINESS OPPORTUNITIES EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

i.	Survival. The parties’ obligations under this Section 10 shall survive termination of this Agreement.

11.	Loss or Damage to Aircraft.

a.	Damage Reports. Each party shall immediately notify the other, as applicable, of any accident or incident connected with the Aircraft, and shall include in such report the time, place and nature of the accident or incident, the nature and extent of damage caused to property, the names and addresses of persons injured, the names and addresses of witnesses, and such other information as may be relevant to such accident or incident.

i.	“Accident and incident” mean the following, as defined in the National Transportation Safety Board (“NTSB”) Regulations, 49 C.F.R. § 830.2, as may be amended from time to time:

(a)	Aircraft accident means an occurrence associated with the operation of an aircraft which takes place between the time any person boards the aircraft with the intention of flight and all such persons have disembarked, and in which any person suffers death or serious injury, or in which the aircraft receives substantial damage

(b)	Incident means an occurrence other than an accident, associated with the operation of an aircraft, which affects or could affect the safety of operations.

b.	Repairs. Following an accident or incident, Provider shall make or arrange for repair to the Aircraft only after consultation and agreement with Owner.

c.	Total Loss. In the event of an actual or constructive total loss of the Aircraft, this Agreement shall terminate except with respect to the provisions of this Agreement regarding Insurance, Indemnification, and Termination, which shall survive the total loss of the Aircraft.

12.	No Lien. Provider will not create or incur any mortgage, pledge, lien, charge, encumbrance, security interest, right or claim of any kind (“Lien”) on, or with respect to, the Aircraft, title thereto or any interest therein, other than mechanics liens to be discharged in the ordinary course of business.

13.	Miscellaneous Provisions.

a.	Notices. All notices required or permitted hereunder shall be in writing and shall be delivered by personal service, by the United States mail (registered or certified mail), by prepaid overnight courier or by confirmed facsimile transmission, in any case addressed to the intended recipient as follows:

If to Owner:

Rosemont Project Management, L.L.C.

71 South Wacker Drive, Suite 1200

Chicago, Illinois 60606

Facsimile: (312) 780-5282

Attention: General Counsel

If to Provider:

The Marmon Group LLC

181 West Madison Street, 26th Floor

Chicago, Illinois 60606

Facsimile: (312) 845-8769

Attention: General Counsel

Any such communication shall be deemed received by the addressee thereof (i) when delivered by personal service, (ii) three business days after it is sent by registered or certified mail, return receipt requested, (iii) two business days after it is sent via a reputable overnight courier service, or (iv) upon receipt by the sender of confirmation of transmittal via facsimile. Any party may change its address for receipt of notice from time to time by delivering at least five days’ prior written notice of such change to the other party hereto in the manner prescribed above.

b.	Assignment. The rights and/or obligations of any party under this Agreement may not be assigned by such party without the prior written consent of the other party hereto; provided, however, that Owner may assign this Agreement, in whole but not in part, to any affiliate of Owner (or other person or entity with Provider’s prior written consent) that hereafter acquires ownership of the Aircraft (in which event such assignee shall execute a joinder to this Agreement and shall become the “Owner” as used herein). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

c.	Force Majeure. Neither party shall be liable for any failure or delay hereunder to the extent such failure or delay is due to acts of God or a public enemy; civil war, insurrection or riots; fires, explosions, or serious accidents, strikes or labor disputes, the inability, after exercising all due diligence, to obtain necessary materials or equipment from the manufacturers thereof; or any other cause beyond the reasonable control of such party.

d.	Independent Contractors. Nothing contained in this Agreement shall constitute or be construed to create a partnership or joint venture between Provider and Owner or their respective successors and assigns, the relationship between Provider and Owner being solely that of independent contractors.

e.	Governing Law: Consent to Jurisdiction. This Agreement shall governed by the substantive law of the State of Illinois, without regard to its choice of law rules. Owner and Provider agree that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement that are brought pursuant to judicial proceedings shall be litigated in the United States District Court for the Northern District of Illinois, or in the event such court cannot or shall not exercise jurisdiction, in the Circuit Court in and for the County of Cook, Illinois. Owner and Provider hereby expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party or parties at the address to which notices are to be sent pursuant to Section 10(a). Owner and Provider hereby waive any claim that the United States District Court for the Northern District of Illinois or the Circuit Court in and for the County of Cook, Illinois is an inconvenient forum or an improper forum based on lack of venue.

f.	Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of (i) the remainder of this Agreement in such jurisdiction or (ii) such one or more provisions in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

h.	Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other agreements, communications, and understandings (whether oral or written) between the parties, including that certain Aircraft Administrative and Flight Services Agreement, dated as of October 1, 2006, between the parties, which shall be terminated and superseded by this Agreement. This Agreement shall not be modified, altered or amended or waived in whole or in part except in writing duly signed by an authorized representative of each party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. The persons signing below warrant their authority to sign.

PROVIDER:

THE MARMON GROUP LLC		ATTEST:

By:	/s/ Frank S. Ptak
	Frank S. Ptak	Title:
President & Chief Executive Officer

[SIGNATURE PAGE TO AIRCRAFT ADMINISTRATIVE

AND FLIGHT SERVICES AGREEMENT (N312P)]

OWNER:

ROSEMONT PROJECT MANAGEMENT, L.L.C.		ATTEST:

By:	/s/ Kirk Rose
	Kirk Rose	Title:
Vice President & Treasurer

[SIGNATURE PAGE TO AIRCRAFT ADMINISTRATIVE

AND FLIGHT SERVICES AGREEMENT (N312P)]

Schedule A

Airplane Make and Model:	2000 Dassault Falcon 900-EX
Serial No.:	067
Registration No.:	N312P
Engine Make and Model:	Honeywell TFE 731-60-1C turbofan engines
Engine Serial Nos:	112314, 112315 and 112318

Schedule B

Form of

FLIGHT CREW MEMBER AGREEMENT

This Flight Crew Agreement (“Agreement”) is made this      day of             , 200    , by and between ROSEMONT PROJECT MANAGEMENT, L.L.C., a Delaware limited liability company (“Owner”), and                                          (“Flight Crew Member”), having an address of                                                              .

W I T N E S S

WHEREAS, Owner owns the aircraft described on Schedule A (the “Aircraft”) for use in support of its business;

WHEREAS, Flight Crew Member is qualified to serve in the capacity of                                          aboard the Aircraft when it is operated by Owner in accordance with Part 91 of the Federal Aviation Regulations (“FAR”);

WHEREAS, Owner desires Flight Crew Member to serve aboard the Aircraft during Owner’s aircraft operations (“Flights”); and

WHEREAS, Flight Crew Member desires to serve aboard the Aircraft during Owner’s Flights.

NOW THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained:

Flight Crew Member and Owner agree as follows:

•

When Flight Crew Member serves aboard the Aircraft during Owner’s Flights, Flight Crew Member is an agent of Owner. This includes Flight Crew Member’s performance of pre-flight and post-flight duties; and

•	With respect to compliance with the FAR, both Owner and Flight Crew Member are accountable for the actions and inactions of Flight Crew Member while Flight Crew Member is conducting Owner’s Flights.

Flight Crew Member hereby represents and warrants to Owner:

•	Flight Crew Member is trained/tested and qualified to accept assignment and perform all duties with respect to Owner’s Flights conducted on the Aircraft;

•	Flight Crew Member holds the appropriate airman certificate to conduct FAR Part 91 operations with the Aircraft;

•	Flight Crew Member holds the appropriate medical certificate to conduct FAR Part 91 operations with the Aircraft; and

•

Flight Crew Member understands that for all Owner’s flight operations conducted in the Aircraft, he or she must follow the direction and instruction of Owner and must not follow the direction or instruction of any other person or entity if such instructions are contrary to Owner’s directions or instructions, provided that the foregoing does not apply to:

(1) Air Traffic Control instructions, clearances, Notices to Airmen (NOTAMs) received from FAA or cognizant foreign Air Traffic Control authorities;

(2) Aeronautical safety of flight information received by the pilot;

(3) Operation under the authority of the pilot-in-command in accordance with FAR Sections 91.3(b); and

(4) Instructions that are inconsistent with the FAR or the current Flight Operations Manual.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Flight Crew Member Agreement, as of             , 200    .

FLIGHT CREW MEMBER:

Signature:

Printed Name:

OWNER:

ROSEMONT PROJECT MANAGEMENT, L.L.C.

By:
Name:
Title:

[SIGNATURE PAGE TO FLIGHT CREW MEMBER AGREEMENT]

Schedule A

to Flight Crew Member Agreement

Airplane Make and Model:	2000 Dassault Falcon 900-EX
Serial No.:	067
Registration No.:	N312P
Engine Make and Model:	Honeywell TFE 731-60-1C turbofan engines
Engine Serial Nos:	112314, 112315 and 112318